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                                                                 EXHIBIT 10.2.21
                        SETTLEMENT AGREEMENT AND RELEASE


This Settlement Agreement and Release (hereinafter referred to as the "Agreement") is made and entered into on this 25th day of April, 1996 by and between CHARMING SHOPPES, INC. (hereinafter Charming Shoppes, Inc and its subsidiaries are referred to collectively as the "Company") and Samuel Sidewater (hereinafter referred to as the "Employee").

                                  WITNESSETH:

WHEREAS, the Company and the Employee have mutually decided to terminate the employment relationship between the Employee and the Company effective as of April 26, 1996 and in connection therewith the Employee will voluntarily resign from the position of Executive Vice President and as a member of the Board of Directors as of April 26, 1996; and

WHEREAS, the parties hereto are desirous of amicably resolving and settling any and all disputes, differences and allegations arising either out of the aforementioned decisions and/or out of the Employee's employment with, or termination of employment from, the Company and/or claims regarding the Company's actions and/or inactions toward the Employee with respect to said employment or termination;

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, the sufficiency of which mutual consideration is hereby acknowledged and which is expressly acknowledged to be in addition to anything of value which Employee is already entitled to receive, the Company and the Employee agree as follows:

1. Neither this settlement nor this Agreement shall constitute or be construed as an adjudication of liability by the Company or by the Employee on the merits of any claims, allegations, or disputes by the Employee or any disputes between the Company and the Employee, all liability and wrongdoing being expressly denied by the Company and by the Employee.

2. Neither this settlement nor this Agreement shall in any way be construed as an admission by the Company or by the Employee of any liability whatsoever, nor as an admission by the Employee of any wrongdoing, nor an admission by the Company of any acts of wrongdoing and/or discrimination against the Employee on the part of either the Company or the officers, directors, employees, attorneys, or agents of the Company, such being expressly denied.
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3.       The Employee represents that he has not filed any Complaints or
         Charges of discrimination, breach of contract or unjust termination against the Company with any local, state, or federal agency or Court, that he will not do so at any time hereafter, and that if any agency or Court assumes jurisdiction of any Complaint or Charge on behalf of the Employee, he will formally petition such agency or Court to withdraw from the matter, if he initiated such action.
         Notwithstanding the foregoing provisions of this paragraph 3, Employee shall not be precluded from bringing an action against the Company in the event of its breach of its obligations under any paragraph of this Agreement.

4. As a material inducement to the Company to enter into this Agreement, the Employee, on behalf of himself and his heirs, legatees, representatives, transferees and assigns, does hereby release, remise and forever discharge the Company and all of its affiliated and subsidiary companies, and any of its, or their, directors, officers, agents, employees, representatives, successors and assigns of and (i) from any and all claims, counts, charges, actions, causes of action, suits, debts, contracts or petitions alleging a violation of the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, or of any violation of any federal, state or municipal law creating a cause of action in an employee, or former employee, or his representative, against his employer, or former employer and (ii) from all claims, counts, charges, actions, causes of action, suits, debts, contracts or petitions, controversies, grievances, claims and demands, whatsoever, arising out of, or related to Employee's employment with, or termination of employment from, the Company. Expressly excluded from this release, however, are the following: (i) all obligations required of the Company, and/or its officers, directors, employees, agents, and/or representatives, which are expressly referred to or created by this Agreement; (ii) Employee's right to receive accrued benefits under any employee benefit plan maintained by the Company; and (iii) Employee's rights to be indemnified, defended, and held harmless under any indemnification provision applicable generally to past or present directors and officers of the Company. This release and discharge of the Company is made in exchange for consideration listed below and in addition to anything of value for which Employee is already entitled to receive.

5. The Company and its officers, directors, and shareholders, employees, agents, assigns and successors (collectively, the "Company Parties") hereby release and discharge Employee from any and all claims, liabilities, demands, actions and causes of action, including attorneys' fees and costs, known or unknown, fixed or contingent, that any of them may have or claim to have against Employee and do hereby covenant not to file a lawsuit or to participate in any class action lawsuit to assert such claims. Moreover, the Company Parties hereby agree not to
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         disparage Employee, publicly or privately.  Finally, the Company agrees to continue to indemnify Employee as an officer and/or director of the Company, to the same extent and under the same terms, as Employee is currently indemnified under any contractual arrangement or under any charter, articles or certificate of incorporation or by-laws of the Company.

6. In consideration of the promises and obligations contained herein, the parties agree as follows:

         A. Salary Continuation: The Company will pay the Employee a sum of five hundred fifty-five thousand and one dollars and twenty cents ($555,001.20), in one hundred fifty-six (156) equal weekly installments of three thousand five hundred fifty-seven dollars and seventy cents ($3,557.70) each, minus required tax withholdings and sufficient authorized withholdings to pay the employee contribution for medical benefits as set forth in paragraph 5.B. hereof, such payments to commence on May 3, 1996 and such payments to continue to be made until April 23, 1999. In the event there is a change in the frequency with which senior executives of the Company are paid, salary continuation payments to the Employee will be changed in accordance therewith, provided that in no event shall the then dollar obligation of the Company be changed as a result of any such change in the payment schedule.

         B. Benefits: The Company shall continue to provide to the Employee and his eligible dependents only those applicable benefits under the Company's health care insurance programs, as such programs may be changed or amended in the future, through November 30, 1998, as if he had continued to be employed by the Company through that time, including without limitation, medical insurance, dental insurance, vision insurance and prescription insurance. Effective as of the close of business on April 26, 1996 all other benefits will be terminated with respect to the Employee, except for the associate discount and Employee's Split Dollar Life Insurance coverage pursuant to Manufacturer's Life Insurance Company (policy nos. 3778289-5 and 4023010-4), Bankers Life of Iowa Insurance Company (policy no. 2553265), Equitable Life Insurance Company (policy 78227954), and Phoenix Mutual Life Insurance Company (policy no. 2093539), hereafter "Split Dollar Insurance", which shall continue in effect so long as the Company continues to maintain similar coverage for all other persons covered by similar split dollar insurance arrangements. If the Company
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                 should at any time terminate the Split Dollar Insurance for
                 Employee and for all other persons covered by similar split dollar insurance arrangements, then the Company shall notify Employee at least 60 days in advance and Employee shall have the right to acquire ownership of the insurance policies listed above, without the payment of any consideration therefor, subject to the continuation of the beneficiary designation in favor of the Company, as in existence on April 26, 1996. In that event, the Company shall promptly take all actions necessary in order to cause ownership of the Split Dollar Insurance to be assigned to Employee. Effective December 1, 1998 all health care insurance benefits shall be discontinued in accordance with the terms of said plans and only the associate discount and the Split Dollar Insurance shall continue in effect after that date. Following November 30, 1998 Employee and his qualified beneficiaries shall be entitled to receive continuation coverage pursuant to the terms of said plans and as specifically required under Part 6 of Title I of ERISA ("COBRA Benefits"), treating November 30, 1998 as the date of Employee's termination of employment (other than for gross misconduct). Employee understands that he should contact the Company's Benefits Department if additional information is desired regarding his COBRA Benefits. Appropriate COBRA notifications shall be sent to Employee and his qualified beneficiaries at the time and in the manner required by law.

          C. Car Allowance: The Company shall provide Employee with a monthly car allowance of seven hundred fifty dollars ($750) from May 1, 1996 through November 30, 1998 and will continue coverage on Employee's car under the Company's insurance policy through November 30, 1998. Employee shall be responsible for all repairs and maintenance on Employee's car; and

         D. Stock Options: The Company and Employee hereby acknowledge that Employee was granted options to purchase (i) 20,000 shares of the Company's common stock at the exercise price of $.50 per share under the Company's 1988 Key Employee Stock Option Plan and pursuant to a KESIP Exchange Stock Option Agreement dated June 7, 1989 between the Company and Employee (Grant No. 900504); (ii) 100,000 shares of the Company's common stock at the exercise price of $4.50 per share under the Company' 1990 Employees' Stock Incentive Plan and pursuant to an Employee Stock Option Agreement dated March 29, 1990 between the Company and Employee (Grant No. 200093); (iii) 6,700 shares of the Company's common stock at the exercise price
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                 of $15.125 per share under the Company's 1993 Employees' Stock
                 Incentive Plan and pursuant to a Stock Option Agreement dated April 7, 1993 between the Company and Employee (Grant No. 300070); (iv) 7,500 shares of the Company's common stock at the exercise price of $11.125 per share under the Company's 1993 Employees' Stock Incentive Plan and pursuant to a Stock Option Agreement dated February 1, 1994 between the Company and Employee (Grant No. 300218); (v) 20,000 shares of the Company's common stock at the exercise price of $6.00 per share under the Company's 1993 Employees' Stock Incentive Plan and pursuant to a Stock Option Agreement dated February 6, 1995 between the Company and Employee (Grant No. 300514);

                 Pursuant to said plans and agreements [set forth above as items (i) through (v) above] Employee has options to purchase stock which, by reason of the termination of his employment under paragraph 6.A. hereof as of April 26, 1996, will be exercisable, including application of the Option Formula, as follows:

                 (a)      Grant No. 900504 - - 20,000 shares at $.50 per share
                 (b)      Grant No. 200093 - - 100,000 shares at $4.50 per share
                 (c)      Grant No. 300070 - - 5,360 shares at $15.125 per share
                 (d)      Grant No. 300218 - - 4,500 shares at $11.125 per share
                 (e)      Grant No. 300514 - - 8,000 shares at $6.00 per share

                 Under the terms of the respective stock plans and the Stock Option Agreements, if Employee fails to exercise those options which will be exercisable as of April 26, 1996, set forth above as items (a) through (e), within 90 days of Employee's termination on April 26, 1996, said options shall lapse. The Company agrees to extend the exercise date of the options which will be exercisable as of April 26, 1996 and which are set forth above as items (a), (b) and (e) until November 30, 1998, provided Employee and the Company timely execute an amendment to each affected stock option agreement to effectuate said extension. Employee acknowledges that by entering into said amended stock option agreements, Employee will not be permitted to exercise said options [items (a), (b) and (e)] from April 26, 1996 until after November 26, 1996.

                 The options set forth above as items (c) and (d) are forfeited by the Employee upon the effective date of this Agreement.

                 Pursuant to said plans and agreements [set forth above as items (i) through (iv)] the Employee has options to purchase stock which are scheduled to become exercisable as
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                 follows, provided Employee continued to be employed by the
                 Company on the exercise date:

(1)  Grant No. 300070 - - 1,340 shares at $15.1250 per share on April 4, 1998
(2)  Grant No. 300218 - - 1,500 shares at $11.125 per share on February 1, 1998
(3)  Grant No. 300218 - - 1,500 shares at $11.125 per share on February 1, 1999
(4)  Grant No. 300514 - - 4,000 shares at $6.00 per share on February 6, 1998
(5)  Grant No. 300514 - - 4,000 shares at $6.00 per share on February 6, 1999
(6)  Grant No. 300514 - - 4,000 shares at $6.00 per share on February 6, 2000

                 The options listed in items (1), (2) and (3), above, will be forfeited and will not be exercisable by Employee. The Company agrees to accelerate the exercise date on the options listed as items (4), (5) and (6), above, to become exercisable on or after October 28, 1996 even though Employee will no longer be employed by the Company on that date and to extend the exercise date of the options listed as items (4), (5) and
                 (6), above, until November 30, 1998, provided Employee and the Company timely execute amended stock option agreements to effectuate said extension.

         E. Expenses: The Company further agrees to provide the Employee with reimbursement of those expenses that Employee has actually incurred in performing his duties as an employee of the Company through the close of business on April 26, 1996 which have not previously been reimbursed provided that Employee submits a final expense report to Anthony A. DeSabato on a date no later than June 1, 1996.

         F. Associate Discount: Employee shall retain the right to utilize the Company's associate discount, if any, on purchases at Company stores for Employee's life.

         G. Retirement Plan: Employee shall be able to obtain a direct transfer or other distribution of the balance of his accounts in the Company's 401(k) and Profit Sharing Plan, as he may elect, as soon as administratively possible following the date of his termination of employment.

7. The Employee, upon execution of this Agreement, and for and in consideration of the promises and obligations contained herein, agrees as follows:

         A. The Employee hereby acknowledges his voluntary resignation as an officer of the Company, and as a member of the Board of Directors, and the termination of his employment with the Company, effective on the close of business on April 26, 1996
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                 and Employee expressly and specifically waives any claim for, and agrees not to seek employment, reemployment, or reinstatement with the Company and Employee expressly and except as otherwise provided in paragraph 6.E. hereof, specifically waives and agrees not to seek any costs or attorney's fees from the Company in connection with his termination of employment; and

         B. The Employee agrees that, on or before the close of business on April 26, 1996, he will return to the Company all company property in his possession, other than minor or incidental items; and

         C. The Employee agrees that, on or before the close of business on April 26, 1996, he will return to the Company any and all Company credit cards in his possession; and

         D. The Employee further agrees not to use or cause to be used for the Employee's own benefit or for the benefit of any third parties or to disclose to any third party in any manner, directly or indirectly without the express prior written consent of the Chairman of the Board of the Company, any confidential or proprietary information or trade secrets of or relating to the business of the Company. The provisions of this paragraph 7.D. shall not apply to information which (i) is or becomes generally available to the public other than as a result of a disclosure by Employee, (ii) was available to Employee on a non- confidential basis prior to its disclosure to Employee, (iii) becomes available to Employee on a non-confidential basis from a source other than the Company,
                 (iv) must be disclosed by law or by order of a court or governmental authority, or (v) is used to enforce Employee's rights with the Company; and

         E. The Employee further agrees that he will not contact or cause to be contacted regarding their employment, discuss their employment with, solicit for or cause to be solicited for their employment, or offer, or cause to be offered employment to any individual who was an employee of the Company as of April 26, 1996 without prior written consent of the Executive Vice President of Human Resources until April 30, 1999; and

         F. Employee acknowledges that any rights he has to purchase stock pursuant to any stock option agreement with the Company are hereby terminated and shall no longer be of any force or effect as of the date hereof, except as set forth in paragraph 6.D., above. The Company and Employee agree to execute all documents necessary to effectuate the provisions of this paragraph 7.F.and of paragraph 6.D. above.
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8.       The parties hereto agree and acknowledge that this Agreement shall not be interpreted to render either party to be a prevailing party for any purpose, including but not limited to, an award of attorney's fees under any statute or otherwise.

9. The parties hereto agree that, should Employee become deceased prior to the satisfaction of all obligations to him, and of him, under this Agreement, the remaining obligations due to and of Employee shall inure to the beneficiary which he has designated in writing and which written designation has been transmitted to the Chief Financial Officer of the Company. In the absence of an effective written beneficiary designation or if the designated beneficiary has predeceased Employee, his estate shall be deemed to be Employee's beneficiary.

10. The parties agree that any claim of a breach of any paragraph of this Agreement must be brought before a Court of competent jurisdiction.

11. The parties hereto acknowledge that this Agreement constitutes the entire Agreement between the pares, and that it fully supersedes any and all prior agreements or understandings pertaining to Employee's employment with, and termination of employment from, the Company, and that the consideration set forth in paragraphs 6 and 7 hereof constitutes the entire consideration, financial or otherwise, to be made by the Company to the Employee including salary, severance, bonus, vacation, benefits, costs, stock grants or grants of stock options, or any other payments, other than distribution of any funds in Employee's 401(k) and Profit Sharing Plan.

12. The parties acknowledge that they have not been induced to enter into this Agreement as to any representations or statements, oral or written, not expressly contained herein, nor expressly incorporated by reference. The parties further agree that they have freely and voluntarily entered into this Agreement, and have done so after having consulted with an attorney.

13. No waiver, alterations, or modifications of any of the provisions of this Agreement shall be binding unless made in writing and signed by both the Employee and a duly authorized representative of the Company.
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14.      If any provision of this Agreement is held by a Court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

15. Notwithstanding any language herein to the contrary, the release and discharge of rights and claims arising under the Age Discrimination in Employment Act of 1967 does not include any waiver of rights or claims that may arise after the date this Agreement is executed.

16. Both the Employee and the Company agree that the Employee has been advised in writing to consult with an attorney prior to executing this Agreement and the Employee acknowledges that he has done so to the extent that he deems to be appropriate.

17. The Employee acknowledges that he has been given a period of twenty-one (21) days or until May 13, 1996 within which to consider whether he wishes to enter into this Agreement before signing it and that should the Company not receive this Settlement Agreement and Release executed by Employee by May 14, 1996 this Settlement Agreement and Release shall be null and void except that the termination of Employee's employment by the Company will nevertheless be effective as of April 26, 1996.

18. Within the seven (7) days following the execution of this Agreement, the Employee may revoke this Agreement by providing written notice to the Company, and until the revocation period has expired, this Agreement shall not become effective or enforceable. Any written notice required under this Agreement shall be effective if delivered personally or mailed by registered or certified mail, return receipt requested, postage prepaid, as follows:

         If to the Company:       Charming Shoppes, Inc.
                                  3750 State Road
                                  Bensalem, PA 19020
                                  Attn:  Anthony A. DeSabato
                                  Executive Vice President

         If to the Employee:      Samuel Sidewater
                                  2532 NW 53rd. Street
                                  Boca Raton, FL 333496

         With a copy to:          Sheldon M. Bonovitz
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                                  Duane, Morris & Heckscher
                                  4200 One Liberty Place
                                  Philadelphia,  PA  19103-7396

         Either party may change the address to which notice is required to be given under this Agreement by giving notice thereof in the manner required hereinabove.

19. In the event the Employee revokes this Agreement in the manner provided in paragraph 17 hereof, then each party will immediately return to the other party all consideration which may have been paid pursuant to this Settlement Agreement and Release prior to the date of its revocation.

20. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

21. The Company represents to the Employee that the person executing this Agreement on behalf of the Company has the authority to do so.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written beneath their respective signatures.

FOR THE COMPANY:                            FOR THE EMPLOYEE:

- ---------------------------------------     -----------------------------------
Anthony A. DeSabato, Esquire                      Samuel Sidewater
Executive Vice President/
Corporate Director Human Resources

        /      /96                                      /      /96
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Date                                              Date

TDS/rej